Exhibit 10.1

Regeneron Pharmaceuticals, Inc. Cash Incentive Bonus Plan

The purposes of the Regeneron Pharmaceuticals, Inc. Cash Incentive Bonus Plan (this “Plan”) are to reinforce corporate, organizational and business development goals; to promote the achievement of year-to-year and long-term financial and other business objectives; to directly tie a portion of participants’ compensation to the performance of the Company (as defined below); and to reward the performance of individual officers and other employees in fulfilling their personal responsibilities for long-range achievements.

Section 1.                                                                               Definitions.  The following terms, as used herein, shall have the following meanings:

1.1                               “Annual Base Salary” shall mean: (i) with respect to any Executive Officer, the annual rate of base salary of such Executive Officer in effect as of the first day of any Performance Period (or, if an Executive Officer was not employed as of the first day of a Performance Period, the annual rate of base salary in effect as of such Executive Officer’s first day of employment); and (ii) with respect to any other Participant, unless otherwise determined by the Company, the annualized base salary paid to such Participant in respect of any Performance Period.

1.2                               “Award” shall mean non-equity incentive compensation award, granted pursuant to this Plan, which is contingent upon the attainment of Performance Goals with respect to a Performance Period.

1.3                               “Award Agreement” shall mean any written agreement, contract, notice or other instrument or document evidencing an Award.

1.4                               “Board” shall mean the Board of Directors of the Company.

1.5                               “CIC Plan” shall mean the Regeneron Pharmaceuticals, Inc. Change in Control Severance Plan, as amended from time to time.

1.6                               “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7                               “Committee” shall mean the Compensation Committee of the Board.  Notwithstanding anything herein to the contrary, with respect to any actions taken with respect to an Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” as defined under Section 162(m) of the Code, the Committee shall consist solely of two or more persons, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code.

1.8                               “Company” shall mean Regeneron Pharmaceuticals, Inc.

1.9                               “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

1.10                        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.11                        “Executive Officer” shall mean an “executive officer” of the Company within the meaning of the Exchange Act.

1.12                        “GAAP Measures” shall mean financial measures calculated in accordance with U.S. Generally Accepted Accounting Principles.

1.13                        “Non-GAAP Measures” shall mean financial measures not calculated in accordance with U.S. Generally Accepted Accounting Principles.

1.14                        “Participant” shall mean an officer or other employee of the Company or a subsidiary who is, pursuant to Section 4 of this Plan, selected to participate herein.

1.15                        “Performance Goal” shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant’s receipt of payment with respect to an Award. Performance Goals may include one or more of the following: (1) total shareholder return; (2) return on equity; (3) return on invested capital; (4) cash flows; (5) earnings per share of Company stock; (6) net income (before or after taxes); (7) earnings before interest, taxes, depreciation and amortization (or earnings before interest, taxes and depreciation); (8) revenues (or specified revenues, such as licensing revenues); (9) return on assets; (10) market share; (11) cost reduction goals; (12) the initiation or completion of clinical trials; (13) the achievement of certain target levels of discovery and/or development of products, including, without limitation, the regulatory progress and approval of new products; (14) the achievement of certain target levels of sales of new products or licensing in or out of new products or product candidates; (15) the achievement of certain research and development objectives; (16) the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions; (17) any combination of, or a specified increase in, any of the foregoing; and (18) such other criteria as the shareholders of the Company may approve. These performance goals may be set based on GAAP Measures and/or Non-GAAP Measures, and may be applied either individually, alternatively, or in any combination, either to the Company as a whole or to a defined business unit or function. In addition, such performance goals may be based upon the attainment of specified levels of Company performance under one or more measures described above on an absolute basis or relative to a pre-established target, to prior years’ results or to the performance of a designated comparison group, measured either annually, cumulatively over a period of years or for such other period as the Committee may determine. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee may adjust, modify or amend the aforementioned business criteria. Without limiting the foregoing, the Committee may provide that any evaluation of performance shall include or exclude any of the following:  (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures;  (6) unusual nonrecurring or unfrequently occurring items identified in the Company’s audited financial statements, including footnotes; (7) annual incentive payments or other bonuses; or (8) capital charges.  The Committee may also designate a Performance Goal, the attainment of which will govern the maximum amount a Participant may earn under this Plan for a Performance Period, and then utilize the Performance Goals (or such additional or different criteria as it many determine) to determine whether and to what extent it will use “negative discretion” to reduce such maximum amount, consistent, where applicable, with the requirements of Section 162(m) of the Code.  To the extent an Award is intended to constitute qualified performance-based compensation for purposes of Section 162(m) of the Code, no amount shall be paid under any Award subject to such criteria, except only after the attainment of such performance measures has been certified by the Committee. To the extent an Award is not intended to constitute qualified performance-based compensation for purposes of Section 162(m) of the Code, additional or different performance criteria may be utilized and there shall be no requirement to comply with the other requirements imposed on qualified performance-based compensation under Section 162(m) of the Code.

1.16                        “Performance Period” shall mean, in respect of any Award, the Company’s fiscal year or such other period as the Committee may determine, subject to compliance with the requirements of Section 162(m) of the Code to the extent an Award is intended to constitute qualified performance-based compensation for purposes of such section.

Section 2.                                                                               Administration.

This Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with, the express provisions of this Plan, to administer this Plan and to exercise all the powers and authorities either specifically granted to it under this Plan or necessary or advisable in the administration of this Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the duration of the Performance Period applicable to any Award; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to certify whether the Performance Goals have been attained; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Goals in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret this Plan and any Award; to prescribe, amend and rescind rules and regulations relating to this Plan; to determine the terms and provisions of Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of this Plan.

The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforementioned may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under this Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, each Participant (or any person claiming any rights under this Plan from or through any Participant) and any shareholder.  No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to this Plan or any Award granted hereunder.  Notwithstanding anything in this Plan to the contrary, to the extent consistent with Section 162(m) of the Code, the Committee may delegate the responsibility for administering this Plan to a subcommittee or an officer of the Company, subject to such limitations as the Committee deems appropriate. All references in this Plan to the “Committee” shall be, as applicable, to the Committee or any other committee or officer to whom the Committee has delegated authority to administer this Plan.

Section 3.                                                                               Eligibility.  Awards may be granted to officers and other employees of the Company and its subsidiaries in the sole discretion of the Committee.

Section 4.                                                                               Terms of Awards.

4.1                               Awards granted pursuant to this Plan may be (but are not required to be) evidenced by an Award Agreement in such form as the Committee shall from time to time approve.

4.2                               The Committee shall specify with respect to a Performance Period the Performance Goals applicable to each Award and minimum, target and maximum levels applicable to each Performance Goal. Awards for any Performance Period may be expressed as a dollar amount or as a percentage of the Participant’s Annual Base Salary. Unless otherwise provided by the Committee in connection with specified terminations of employment of Participants (which provisions shall be made in accordance with the provisions of Section 162(m) of the Code in the case of Covered Employees) or as otherwise provided in an employment or similar agreement between the Company and a Participant, payment in respect of Awards shall be made only if and to the extent the Performance Goals with respect to such Performance Period have been attained. Performance Goals applicable to a Performance Period (and any exclusions) shall be established by the Committee no later than the earlier of 90 days after commencement of the Performance Period or the expiration of 25% of the Performance Period, provided that the achievement of the selected Performance Goals for the Performance Period shall in any case be substantially uncertain at the time of establishment.

4.3                               To the extent the Performance Period under an Award exceeds one year, any Participant may be subject to multiple Awards at any time (where, for example, Awards with three-year Performance Periods are granted in consecutive years).  In any event, the maximum payout that an individual Participant may receive with respect to Awards granted in any fiscal year shall not exceed $10,000,000.

4.4                               Unless otherwise determined by the Committee, all payments with respect of Awards granted under this Plan shall be made, in cash, within a reasonable period (but in any event within 2½ months) after the end of the Performance Period. In the case of Participants who are Covered Employees, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

Section 5.                                                                               General Provisions.

5.1                               Compliance with Legal Requirements. This Plan and the granting and payment of Awards, and the other obligations of the Company under this Plan and any Award Agreement or other agreement, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

5.2                               Authority in Connection with a Change in Control.  Without limiting any provision hereof, in connection with the occurrence of a Change in Control (as defined in the CIC Plan), the Committee shall have the full discretion and authority to waive and/or modify some or all conditions for the payment of Awards hereunder and to provide for such additional or different treatment of Awards hereunder (which shall not be required to be consistent as between different Awards), in each case, as it determines to be necessary or appropriate.  The provisions of this Plan shall not be deemed to amend or modify any provision of the CIC Plan.

5.3                               Non-Transferability. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.

5.4                               No Right To Continued Employment. Nothing in this Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in this Plan or an Award Agreement (if applicable) or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

5.5                               Withholding Taxes. The Company shall have the right to withhold the amount of any taxes that the Company may be required to withhold before delivery of payment of an Award to the Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory.

5.6                               Amendment, Termination and Duration of this Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate this Plan in whole or in part; provided that no amendment that requires shareholder approval in order for this Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Award theretofore granted under this Plan. No Awards may be granted under this Plan after 2020; provided that all payments with respect to Awards previously granted under this Plan shall be paid out pursuant to the terms of this Plan.

5.7                               Participant Rights. No Participant shall have any claim to be granted any Award under this Plan, and there is no obligation for uniformity of treatment for Participants. Awards under this Plan shall be subject to any applicable policies of the Company, including without limitation any policies relating to the recoupment of compensation upon a restatement of financial results.

5.8                               Unfunded Status of Awards. This Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in this Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

5.9                               Governing Laws. This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof.

5.10                        Effective Date. This Plan shall take effect upon its adoption by the Board; provided that this Plan shall be subject to the requisite approval of the shareholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, this Plan (and any Awards made pursuant to this Plan with respect to the 2015 fiscal year or thereafter) shall be null and void.

5.11                        Beneficiary. A Participant may file with the Committee or its designee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.

5.12                        Interpretation. With respect to an Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” as defined under Section 162(m) of the Code, this Plan shall be administered and construed in accordance with such intention. In addition, Awards made to a Participant under this Plan shall be written, administered and construed in a manner intended to avoid the imposition of the additional tax under Section 409A of the Code.

5.13                        Applicability of Company Policy. By accepting an Award under this Plan, each Participant agrees that the terms and conditions of the Company’s Policy Regarding Recoupment or Reduction of Incentive Compensation for Compliance Violations, as in effect from time to time, shall apply to such Participant’s Award(s) under this Plan.